Exhibit 2.0

SUBORDINATED PROMISSORY NOTE

$400,000	Dallas, Texas	Effective May 9, 2007

FOR VALUE RECEIVED, Dallas Gold & Silver Exchange, Inc., a Nevada corporation, (“Maker”), hereby promises to pay to the order of Euless Gold and Silver, Inc., a Texas corporation (“Lender”), at ___________________________________________________ or at such other place as the holder hereof may designate in writing, the principal amount of Four Hundred Thousand and No/100 Dollars ($400,000.00), in installments as hereinafter provided, in lawful money of the United States of America, and to pay interest on the unpaid principal balance hereof at the rate hereinafter provided.

This Promissory Note is executed pursuant to that certain Asset Purchase Agreement (the “Agreement”) dated the 15th day of April, 2007, by and between Maker, Payee, and others, the terms of which are incorporated herein by reference for all purposes. For purposes herein, all terms with their initial letter capitalized, unless otherwise defined herein, shall have the same meaning herein as given such term in the Agreement.

The unpaid principal balance of this Note from time to time outstanding shall bear interest at a rate equal the then current prime rate of interest listed in the Wall Street Journal (“Rate”), compounded quarterly until maturity. Accrued interest on the unpaid principal of this Note shall be calculated on the basis of actual days elapsed in a year consisting of 365 or 366 days, as the case may be.

The principal and interest on this Note shall be paid by Maker as follows:

(a) Commencing on May 1, 2007, and continuing on the first day of every third month thereafter until May 1, 2009 (“Maturity”), quarterly payments of principal and interest (on the unpaid principal) in the initial amount of Forty-Eight Thousand One Hundred Fifty-Nine and 18/100 Dollars ($48,159.18) (based on the current prime rate of 8.25%) shall be due and payable;

(b) All outstanding principal and interest, if any, is due and payable in full at Maturity.

If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks are authorized to be closed under the laws of the State of Texas, the maturity thereof shall be extended to the next succeeding business day and interest thereon shall be payable at the then applicable rate during such extension.

Maker agrees that upon the occurrence of any one or more of the following events of default (“Event of Default”):

(a) failure of Maker to pay any installment of principal of or interest on this Note or on any other indebtedness of Maker to Lender when due, and such failure continues for a period of thirty (30) days after notice of such failure is provided by Lender to Maker; or

(b) the bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of, or the liquidation, termination, dissolution or death or legal incapacity of, any party liable for the payment of this Note, whether as maker, endorser, guarantor, surety or otherwise, if the same is not discharged within sixty (60) days thereof;

then, upon the existence of such Event of Default, Lender shall have the right and option, following sixty (60) days’ written notice and demand, to declare the unpaid balance of principal and accrued interest on this Note at once due and payable.

Maker may prepay any amounts which remain due hereunder, in whole or in part, without premium or penalty. All prepayments shall apply first to accrued and unpaid interest and then to the unpaid principal amount hereof, provided that interest shall immediately cease upon amounts prepaid under this Note.

This Promissory Note shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, provided that the Maker may assign this Promissory Note to any subsidiary of the Maker.

NOTWITHSTANDING ANYTHING IN THIS NOTE TO THE CONTRARY, THIS NOTE AND THE INDEBTEDNESS CREATED HEREIN IS AND SHALL REMAIN SECONDARY, SUBORDINATE AND INFERIOR IN ALL RESPECTS TO ALL INDEBTEDNESS, LIENS AND SECURITY INTERESTS, PAYABLE TO THE ORDER OF OR OTHERWISE OWED TO TEXAS CAPITAL BANK, N.A., AND ITS SUCCESSORS AND ASSIGNS AND ALL RENEWALS, MODIFICATIONS AND/OR EXTENSIONS THEREOF.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

NOTICE

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, Maker has duly executed this Note on the 9thday of May, 2007.

MAKER:                                                DGSE COMPANIES, INC.

By: ___________________________________

Name: __W.H. OYSTER_____________________

Title: __PRESIDENT________________________